VALASSIS BOARD AUTHORIZES 5 MILLION SHARE OPEN MARKET REPURCHASE PROGRAM

75% of 2005 Free Cash Flow From Operations Allocated for Share Repurchase

Livonia, Mich., Dec 8, 2004: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, announced today that its Board of Directors authorized an open market share repurchase program for up to 5 million shares. This program is in addition to the 1,172,200 shares remaining in the current repurchase program as of Dec. 8, 2004. In 2005, management has allocated 75% of free cash flow from operations for share repurchase.

"We worked diligently to determine the best use of cash for our shareholders at this time," said Alan F. Schultz, Chairman, President and CEO. "Our strong cash flow will allow us to continue to execute our long-term strategic growth plan, while providing ample resources to aggressively repurchase Valassis stock."

Valassis defines free cash flow as net income plus depreciation and amortization, minus capital expenditures. This allocation of 75% of free cash flow from operations for share repurchase is subject to business contingencies.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper advertising & inserts, preprints, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting and analytic services. Valassis has been listed as one of Fortune magazine's "Best Companies to Work For" for seven consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Sherry Lauderback

Valassis Investor Relations and Communications

Tel 734.591.7374

lauderbacks@valassis.com

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